Filed pursuant to Rule 433

Registration Statement No. 333-239038

January 14, 2021

United Mexican States

Final Terms and Conditions

1.450% Notes due 2033

Issuer:	United Mexican States

Transaction:	1.450% Notes due 2033 (the “2033 Notes”)

Issue Currency:	Euro

Issue Size:	€1,514,779,000

Ratings:	Baa1 / BBB / BBB- (Moody’s (Neg.) / S&P (Neg.) / Fitch (Stable))*

Maturity Date:	October 25, 2033

Pricing Date:	January 14, 2021

Settlement Date:	January 25, 2021 (T+7)

Coupon:	1.450%

Coupon Payment Frequency:	Annual

Issue Price:	97.427%, plus accrued interest, if any, from January 25, 2021

Yield to Maturity:	1.676%

Re-offer Spread over Interpolated Mid Swap:	180 bps

Reference Interpolated Mid Swap Rate:	-0.124%

Re-offer Spread over Benchmark:	211.5 bps

Reference Benchmark:	DBR 0.000% due February 15, 2031

Reference Benchmark Rate:	-0.429%

Interest Payment Dates:	October 25 of each year, commencing October 25, 2021. Interest accrues from January 25, 2021

Optional Redemption:	If redeemed prior to July 25, 2033 (three months prior to the Maturity Date), Make-Whole Call calculated at German Government Bundesanleihe +35 bps; If redeemed on or after July 25, 2033 (three months prior to the Maturity Date), at par (in each case, at any time or from time to time prior to maturity upon giving no less than 30 days’ nor more than 60 days’ notice).

Gross Proceeds:	€1,475,803,736

Ranking:	Senior Unsecured

Governing Law:	State of New York

Registration:	SEC Registered

Authorized Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Day Count:	Act/Act

Business Day Convention:	If any payment date for the 2033 Notes falls on a day that is not a Business Day, Mexico will make the payment on the next Business Day. Mexico will treat these payments as if they were made on the due date, and no additional interest will accrue as a result of this delay.

Business Days:	London

Underwriting Discount:	0.170%

Listing/Trading:	Application will be made to the Luxembourg Stock Exchange—Euro MTF Market Luxembourg.

ISIN:	XS2289587789

Common Code:	228958778

Joint Book-Running Managers Allocation:	Banco Santander, S.A. Barclays Bank PLC BNP Paribas Citigroup Global Markets Limited	(25%) (25%) (25%) (25%)

Stabilization	FCA/ICMA

*

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A prospectus dated June 9, 2020 accompanies this free-writing prospectus and is available from the Securities and Exchange Commission’s website at: https://www.sec.gov/Archives/edgar/data/101368/000119312520164581/0001193125-20-164581-index.htm. A preliminary prospectus supplement, subject to completion, dated January 14, 2021, for the 2033 Notes, is available from the Securities and Exchange Commission’s website at: https://www.sec.gov/Archives/edgar/data/101368/000119312521008518/d38068d424b2.htm.

Mexico’s annual report on Form 18-K for the fiscal year ended December 31, 2019 is available from the SEC’s website at: https://www.sec.gov/Archives/edgar/data/101368/000119312520242553/0001193125-20-242553-index.htm.

The issuer has filed a registration statement (including the prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the website of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banco Santander, S.A. collect at +44 7418 709 688 / +44 7742 403 679, Barclays Bank PLC, collect at +44 20 3134 8515/toll-free at +1-888-603-5847, BNP Paribas toll-free at +1-800-854-5674 / collect at +44 (0)20 7595 8222 and Citigroup Global Markets Limited toll-free at 1-800-831-9146.

MiFID II professionals/ECPs-only / No PRIIPs KID – Manufacturer target market (MIFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.

UK MiFIR professionals/ECPs-only/ No UK PRIIPs KID –UK Manufacturer target market (UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No key information document (KID) required by Regulation (EU) No 1286/2014 (as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018) (“UK PRIIPs”) has been prepared as not available to retail in UK.

SECTION 309B(1) OF THE SECURITIES AND FUTURES ACT (CHAPTER 289 OF SINGAPORE) NOTIFICATION: The 2033 Notes in this offering are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in the Monetary Authority of Singapore (“MAS”) Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

United Mexican States

Final Terms and Conditions

2.125% Notes due 2051

Issuer:	United Mexican States

Transaction:	2.125% Notes due 2051 (the “2051 Notes”)

Issue Currency:	Euro

Issue Size:	€1,184,165,000

Ratings:	Baa1 / BBB / BBB- (Moody’s (Neg.) / S&P (Neg.) / Fitch (Stable))*

Maturity Date:	October 25, 2051

Pricing Date:	January 14, 2021

Settlement Date:	January 25, 2021 (T+7)

Coupon:	2.125%

Coupon Payment Frequency:	Annual

Issue Price:	92.756%, plus accrued interest, if any, from January 25, 2021

Yield to Maturity:	2.464%

Re-offer Spread over Interpolated Mid Swap:	245 bps

Reference Interpolated Mid Swap Rate:	0.014%

Re-offer Spread over Benchmark:	265.2 bps

Reference Benchmark:	DBR 0.000% due August 15, 2050

Reference Benchmark Rate:	-0.188%

Interest Payment Dates:	October 25 of each year, commencing October 25, 2021. Interest accrues from January 25, 2021

Optional Redemption:	If redeemed prior to April 25, 2051 (six months prior to the Maturity Date), Make-Whole Call calculated at German Government Bundesanleihe +40 bps; If redeemed on or after April 25, 2051 (six months prior to the Maturity Date), at par (in each case, at any time or from time to time prior to maturity upon giving no less than 30 days’ nor more than 60 days’ notice).

Gross Proceeds:	€1,098,384,087

Ranking:	Senior Unsecured

Governing Law:	State of New York

Registration:	SEC Registered

Authorized Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Day Count:	Act/Act

Business Day Convention:	If any payment date for the 2051 Notes falls on a day that is not a Business Day, Mexico will make the payment on the next Business Day. Mexico will treat these payments as if they were made on the due date, and no additional interest will accrue as a result of this delay.

Business Days:	London

Underwriting Discount:	0.190%

Listing/Trading:	Application will be made to the Luxembourg Stock Exchange—Euro MTF Market Luxembourg.

ISIN:	XS2289588167

Common Code:	228958816

Joint Book-Running Managers Allocation:	Banco Santander, S.A. Barclays Bank PLC BNP Paribas Citigroup Global Markets Limited	(25%) (25%) (25%) (25%)

Stabilization	FCA/ICMA

*

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A prospectus dated June 9, 2020 accompanies this free-writing prospectus and is available from the Securities and Exchange Commission’s website at: https://www.sec.gov/Archives/edgar/data/101368/000119312520164581/0001193125-20-164581-index.htm. A preliminary prospectus supplement, subject to completion, dated January 14, 2021, for the 2051 Notes, is available from the Securities and Exchange Commission’s website at: https://www.sec.gov/Archives/edgar/data/101368/000119312521008518/d38068d424b2.htm.

Mexico’s annual report on Form 18-K for the fiscal year ended December 31, 2019 is available from the SEC’s website at: https://www.sec.gov/Archives/edgar/data/101368/000119312520242553/0001193125-20-242553-index.htm.

The issuer has filed a registration statement (including the prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the website of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banco Santander, S.A. collect at +44 7418 709 688 / +44 7742 403 679, Barclays Bank PLC, collect at +44 20 3134 8515/toll-free at +1-888-603-5847, BNP Paribas toll-free at +1-800-854-5674 / collect at +44 (0)20 7595 8222 and Citigroup Global Markets Limited toll-free at 1-800-831-9146.

MiFID II professionals/ECPs-only / No PRIIPs KID – Manufacturer target market (MIFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.

UK MiFIR professionals/ECPs-only/No UK PRIIPs KID –UK Manufacturer target market (UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No key information document (KID) required by Regulation (EU) No 1286/2014 (as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018) (“UK PRIIPs”) has been prepared as not available to retail in UK.

SECTION 309B(1) OF THE SECURITIES AND FUTURES ACT (CHAPTER 289 OF SINGAPORE) NOTIFICATION: The 2051 Notes in this offering are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in the Monetary Authority of Singapore (“MAS”) Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.